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                                                                    EXHIBIT 23.3


                               [FROST & SULLIVAN]





October 4, 1999

Eric Peiffer                                 Kenneth W. Davidson
Chase Securities, Inc.                       Maxxim Medical, Inc.
High Yield Finance                           10300 49th Street No
270 Park Avenue, 4th Floor                   Clearwater, FL 33762
New York, NY 10016

Dear Sirs:

Pursuant to the contract between Chase Securities and Frost & Sullivan, dated August 16, 1999, Frost & Sullivan has provided to you the industry and market data and information requested by Chase Securities (a copy of the final spreadsheet is attached). As discussed in conversations at the time of the signing of the contract and during the course of Frost & Sullivan's research, Maxxim Medical may rely on such market data and information and Frost & Sullivan hereby agrees to the inclusion by Maxxim Medical, Inc. of the information and the attribution of the same to the research of Frost & Sullivan in the following documents to be published:

- Preliminary and final offering memoranda, prospectuses and registration statements

- Preliminary and final offering memoranda to be provided to potential bank lenders

- Reports filed with the Securities and Exchange Commission, including but not limited to Reports on Form 10-Q and Form 10-K

- Proxy statements relating to the merger of Maxxim Medical and Fox Paine Medic Acquisition Corporation

Sincerely yours,


/s/ Dorman Followwill
--------------------------------
/s/ Dorman Followwill
Senior Marketing Consultant